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August 8, 2000



Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  First Variable Life Insurance Company
          First Variable Annuity Fund E
          File No. 333-30056

Dear Sir/Madam:

     First Variable Capital Services, Inc. as principal underwriter for the above-referenced registrant joins the registrant in its request to accelerate the effective date of the above-captioned registration statement and requests that said registration becomes effective on August 11, 2000, or as soon thereafter as practicable.

Sincerely,

FIRST VARIABLE CAPITAL SERVICES, INC.



By: ____________________________________